                                                                    EXHIBIT 99.1


RedCreek Communications, Inc.
Consolidated Financial Statements
For the Years Ended December 31, 2000
and 1999 and for the Nine Months Ended
September 30, 2000 and 2001

                        Report of Independent Accountants


To the Board of Directors and Shareholders
RedCreek Communications, Inc.:


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' deficit and of cash flows present fairly, in all material respects, the consolidated financial position of RedCreek Communications, Inc. and its subsidiaries as of December 31, 1999 and 2000 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, at December 31, 2000, the Company had recurring losses from operations and an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ PricewaterhouseCoopers LLP

San Jose, California
December 17, 2001

RedCreek Communications, Inc.
Consolidated Balance Sheets
--------------------------------------------------------------------------------

                                                                                      December 31,              September 30,
                                                                                 1999              2000             2001
                                                                           ----------------  ---------------- ----------------
                                                                                                                (unaudited)
Assets:
Current assets:
    Cash and cash equivalents                                               $    646,608      $    373,050     $    291,986
    Accounts receivable, net of allowance for doubtful accounts of
      $79,793 at 1999, $116,837 at 2000 and $291,141 at 2001                     592,807           418,980          179,123
    Other receivables                                                             38,237           774,604           28,759
    Inventories, net                                                             962,283         1,422,881          610,351
    Prepaid expenses and other current assets                                    211,352           285,108          164,606
                                                                            ------------      ------------     ------------
        Total current assets                                                   2,451,287         3,274,623        1,274,825

Property and equipment, net                                                      509,797           458,074          223,032
Intangible assets, net                                                                 -         1,726,063                -
Other assets                                                                      53,245            90,476           57,673
                                                                            ------------      ------------     ------------

        Total assets                                                        $  3,014,329      $  5,549,236     $  1,555,530
                                                                            ============      ============     ============

Liabilities, Convertible Preferred Stock and Shareholders' Deficit:
Current liabilities:
    Borrowings                                                              $     21,272      $    153,447     $    387,291
    Accounts payable                                                             592,303         3,955,962        2,336,599
    Accrued liabilities                                                          781,345         2,314,192        2,258,632
    Deferred revenue                                                             131,382           779,778        1,808,757
    Capital lease obligation, current portion                                     29,186           340,028           47,820
    Notes payable to related party, current portion                                    -         1,051,657       12,231,980
                                                                            ------------      ------------     ------------
        Total current liabilities                                              1,555,488         8,595,064       19,071,079

Notes payable to related party, net of current portion                         3,444,629                 -                -
Capital lease obligations, net of current portion                                 71,801            39,308                -
                                                                            ------------      ------------     ------------
        Total liabilities                                                      5,071,918         8,634,372       19,071,079
                                                                            ------------      ------------     ------------

Commitments (Note 8)

Convertible preferred stock, $0.001 par value
    Authorized at December 31, 1999, 2000
      and September 30, 2001: 1,387,100 shares, 18,553,767 shares and 18,553,767 shares, respectively
    Issued and outstanding at December 31, 1999, 2000
      and September 30, 2001:  1,384,156 shares, 14,248,261 shares
      and 14,248,261 shares, respectively                                     30,491,371        43,639,988       43,639,988
                                                                            ------------      ------------     ------------
      (Liquidation value:  $49,108,871 at December 31, 2000 and
        September 30, 2001)

Shareholders' deficit:
    Common stock, $0.001 par value
      Authorized:  35,000,000 shares
      Issued and outstanding at December 31, 1999, 2000 and September
        30, 2001: 346,504 shares, 2,400,481 shares and 2,665,467 shares,
          respectively                                                               348             2,401            2,666
    Additional paid-in capital                                                 1,374,839         2,084,492        2,213,433
    Notes receivable from shareholders                                                 -          (152,482)               -
    Accumulated deficit                                                      (33,924,147)      (48,659,535)     (63,371,636)
                                                                            ------------      ------------     ------------
        Total shareholders' deficit                                          (32,548,960)      (46,725,124)     (61,155,537)
                                                                            ------------      ------------     ------------
        Total liabilities, convertible preferred stock and
          shareholders' deficit                                             $  3,014,329      $  5,549,236     $  1,555,530
                                                                            ============      ============     ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

RedCreek Communications, Inc.
Consolidated Statements of Operations
--------------------------------------------------------------------------------

                                                                              Nine Months Ended
                                              Years Ended December 31,          September 30,
                                                 1999          2000          2000          2001
                                            -------------  -------------  ------------  -------------
                                                                                  (unaudited)

Revenues:
    Product sales                           $  4,344,318   $  7,500,242   $ 5,633,997   $  3,545,239
    Support and maintenance revenues             161,337        967,576       750,970        985,156
                                            -------------  -------------  ------------  -------------
        Total revenues                         4,505,655      8,467,818     6,384,967      4,530,395
                                            -------------  -------------  ------------  -------------

Cost of revenues:
    Product sales                              2,313,804      5,112,957     3,040,405      4,108,996
    Support and maintenance revenues             737,743      1,002,316       724,593        856,400
                                            -------------  -------------  ------------  -------------
        Total cost of revenues                 3,051,547      6,115,273     3,764,998      4,965,396
                                            -------------  -------------  ------------  -------------

Gross profit/(loss)                            1,454,108      2,352,545     2,619,969       (435,001)
                                            -------------  -------------  ------------  -------------

Operating expenses:
    Engineering, research
      and development                          4,589,938      6,421,473     4,302,466      4,860,275
    Sales and marketing                        5,890,062      7,796,502     5,393,270      6,223,787
    General and administrative                 2,120,630      2,254,842     1,633,088      2,244,423
    Impairment of intangible assets                    -              -             -      1,542,541
                                            -------------  -------------  ------------  -------------
        Total operating expenses              12,600,630     16,472,817    11,328,824     14,871,026
                                            -------------  -------------  ------------  -------------

Loss from operations                         (11,146,522)   (14,120,272)   (8,708,855)   (15,306,027)

Interest income                                        -         74,720        67,212         10,970
Interest expense                                (508,861)      (689,836)     (625,321)      (745,838)
                                            -------------  -------------  ------------  -------------

Loss before extraordinary item               (11,655,383)   (14,735,388)   (9,266,964)   (16,040,895)

Gain on debt extinguishment                            -              -             -      1,328,794
                                            -------------  -------------  ------------  -------------

Net loss                                    $(11,655,383)  $(14,735,388)  $(9,266,964)  $(14,712,101)
                                            =============  =============  ============  =============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

RedCreek Communications, Inc.
Consolidated Statements of Shareholders' Deficit
For the Years Ended December 31, 1999 and 2000 and the
Nine Months Ended September 30, 2001 (Unaudited)
--------------------------------------------------------------------------------


                                                                                              Notes
                                                                                             Receiv-
                                                                               Additional   able from                     Total
                                                            Common Stock        Paid-In       Share-    Accumulated   Shareholders'
                                                          Shares     Amount     Capital      holders      Deficit        Deficit
                                                        ----------  --------  ------------  ---------  -------------  -------------
Balances at December 31, 1998                             343,030   $   344   $   264,175   $      -   $(22,268,764)  $(22,004,245)

Issuance of common stock for services rendered              2,500         3        49,997          -              -         50,000
Issuance of common stock under stock plans, net             7,571         8         8,098          -              -          8,106
Repurchased shares of unvested
    common stock under stock plans                         (6,597)       (7)      (18,396)         -              -        (18,403)
Issuance of common and New Series B preferred warrants          -         -     1,070,965          -              -      1,070,965
Net loss                                                        -         -             -          -    (11,655,383)   (11,655,383)
                                                        ----------  --------  ------------  ---------  -------------  -------------

Balances at December 31, 1999                             346,504       348     1,374,839          -    (33,924,147)   (32,548,960)

Issuance of common stock warrants                               -         -        65,750          -              -         65,750
Issuance of common stock for services rendered            186,800       187        71,063          -              -         71,250
Issuance of common stock under stock plans, net           886,220       886       234,586   (146,000)             -         89,472
Repurchased shares of unvested common stock
  under stock plans                                       (19,035)      (20)      (10,743)         -              -        (10,763)
Issuance of common stock in connection with acquisition   999,992     1,000       348,997          -              -        349,997
Interest on notes receivable from shareholders                  -         -             -     (6,482)             -         (6,482)
Net loss                                                        -         -             -          -    (14,735,388)   (14,735,388)
                                                        ----------  --------  ------------  ---------  -------------  -------------

Balances at December 31, 2000                           2,400,481     2,401     2,084,492   (152,482)   (48,659,535)   (46,725,124)

Issuance of common stock warrants                               -         -        41,250          -              -         41,250
Issuance of common stock for services rendered            194,708       194        67,954          -              -         68,148
Cancellation of notes receivable from stockholders              -         -             -    152,482              -        152,482
Issuance of common stock under stock plans, net            78,799        79        22,271          -              -         22,350
Repurchased shares of unvested common stock
  under stock plans                                        (8,521)       (8)       (2,534)         -              -         (2,542)
Net loss                                                        -         -             -          -    (14,712,101)   (14,712,101)
                                                        ----------  --------  ------------  ---------  -------------  -------------

Balance at September 30, 2001 (unaudited)               2,665,467   $ 2,666   $ 2,213,433   $      -   $(63,371,636)  $(61,155,537)
                                                        ==========  ========  ============  =========  =============  =============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

RedCreek Communications, Inc.
Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------

                                                                                                          Nine Months Ended
                                                                          Years Ended December 31,           September 30,
                                                                            1999            2000          2000           2001
                                                                        --------------  ------------  ------------   -----------
                                                                                                              (unaudited)
Cash flows from operating activities:
    Net loss                                                            $(11,655,383)   $(14,735,388) $(9,266,964)  $(14,712,101)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
        Provision for (recovery of) doubtful accounts                        (15,106)         32,047        9,702        374,301
        Depreciation                                                         430,269         265,703      196,456        252,343
        Accrued interest on notes payable to related party                         -         154,115       61,365        622,448
        Amortization of intangible assets                                          -          30,587            -        183,522
        Accrued interest on notes receivable from stockholders                     -          (6,482)      (3,406)             -
        Gain on debt extinguishment                                                -               -            -     (1,328,794)
        Impairment of intangible assets                                            -               -            -      1,542,541
        Cancellation of notes receivable from stockholders                         -               -            -        152,482
        Common stock issued for services received                             50,000          71,250       67,050         68,148
        Loss on asset disposals                                                3,122               -            -              -
        Non-cash interest                                                    515,594         588,121      555,371         74,125
        Changes in operating assets and liabilities, net of effects from purchase of Internet Dynamics, Inc.
             (Increase) decrease in accounts receivable                      509,426         256,780      255,228       (134,444)
             Increase in other receivables                                   (38,237)       (736,367)  (1,015,642)       745,845
             (Increase) decrease in inventories                               88,793        (450,755)    (141,273)       812,530
             Increase in prepaid expenses and other current assets           122,711          48,798     (332,932)       120,502
             Increase (decrease) in other assets                              (9,693)        (37,231)      (1,422)        32,803
             Increase (decrease) in accounts payable                        (536,160)      3,036,201    1,360,033       (508,047)
             Increase (decrease) in accrued liabilities                       81,511       1,874,830    1,544,108        973,419
                                                                        ------------     -----------  -----------   ------------
               Net cash used in operating activities                     (10,453,153)     (9,607,791)  (6,712,326)   (10,728,377)
                                                                        ------------     -----------  -----------   ------------

Cash flows from investing activities:
    Purchases of property and equipment                                     (206,006)       (179,854)    (125,293)       (17,301)
    Acquisition of Internet Dynamics, Inc., net of cash acquired                   -        (604,453)           -             -
                                                                        ------------     -----------  -----------   ------------
               Net cash used in investing activities                        (206,006)       (784,307)    (125,293)       (17,301)
                                                                        ------------     -----------  -----------   ------------

Cash flows from financing activities:
    Proceeds from issuance of notes payable                                4,000,000               -            -     10,525,000
    Proceeds from borrowings                                                  21,272       1,153,447      132,085        233,844
    Repayments of borrowings                                                       -         (83,271)           -              -
    Proceeds from issuance of preferred stock, net of issuance costs               -       9,006,908    6,123,035              -
    Proceeds from issuance of common stock under stock plans,                (10,297)         78,709       68,778         19,808
       net of repurchases
    Principal payments under capital lease obligations                       (30,133)        (37,253)     (21,601)      (114,038)
                                                                        ------------     -----------  -----------   ------------
               Net cash provided by financing activities                   3,980,842      10,118,540    6,302,297     10,664,614
                                                                        ------------     -----------  -----------   ------------

Net decrease in cash and cash equivalents                                 (6,678,317)       (273,558)    (535,322)       (81,064)

Cash and cash equivalents at beginning of period                           7,324,925         646,608      646,608        373,050
                                                                        ------------     -----------  -----------   ------------

Cash and cash equivalents at end of period                              $    646,608     $   373,050  $   111,286    $   291,986
                                                                        ============     ===========  ===========   ============

Supplemental disclosure of noncash investing and
  financing activities:
    Acquisition of assets under capital lease                           $    131,120     $         -  $         -    $         -
    Issuance of common stock in connection with acquisition             $          -     $   349,997  $         -    $         -
    Issuance of common stock for notes receivables                      $          -     $   146,000  $   146,000    $         -
    Issuance of preferred stock in connection with conversion
      of promissory notes and accrued interest                          $          -     $ 4,141,502  $ 4,141,502    $         -
    Issuance of warrants for common stock in connection                 $          -     $    65,750  $    65,750    $    41,250
      with borrowings

Supplemental disclosure of cash flow information:
    Interest paid                                                       $     10,663     $    21,533  $    16,049    $    38,403


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

RedCreek Communications, Inc.
Notes to Consolidated Financial Statements
(Information relating to the nine months ended
September 30, 2000 and 2001 is unaudited)
--------------------------------------------------------------------------------

1.     Description of Business

       RedCreek Communications, Inc., ("RedCreek" or the "Company") was incorporated in the state of California on October 16, 1995. The Company develops and markets standards-based security products for corporate data communications networks that enable the secure transmission of data between offices and from remote/mobile users to their corporate offices. Secure connectivity is accomplished with a combination of hardware and firmware, based on the Company's patented CryptoCore(TM) data communications architecture. The Company markets its products primarily to end-users in North America and Europe.

2.     Basis of Presentation

       The Company has completed several rounds of private equity financing with its last round totaling approximately $2.9 million in November 2000 and obtained working capital funds through related party notes payable, amounting to $12.2 million at September 30, 2001. However, the Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. For the year ended December 31, 2000, the Company incurred a net loss of approximately $14.7 million and negative cash flows from operations of $9.6 million. As of December 31, 2000 and September 30, 2001, the Company had an accumulated deficit of approximately $48.7 million and $63.4 million, respectively. Management expects operating losses and negative cash flows to continue for the foreseeable future because of costs and expenses related to brand development, marketing and other promotional activities, continued development of the Company's products and services, expansion of product offerings and development of relationships with other businesses. Certain of these costs could be reduced if working capital decreases significantly. Failure to generate sufficient revenues, raise additional capital or reduce certain discretionary spending could have a material adverse effect on the Company's ability to achieve its intended business objectives and raises substantial doubt about its ability to continue as a going concern. These consolidated financial statements do not reflect any adjustments that might result from the outcome of this uncertainty (see Note 13).

3.     Summary of Significant Accounting Policies

       Unaudited interim consolidated financial statements

       The unaudited interim consolidated financial statements as of September 30, 2001 and for the nine months ended September 30, 2000 and 2001 have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all normal recurring adjustments necessary to present fairly the consolidated financial information set forth therein, in accordance with accounting principles generally accepted in the United States of America. The consolidated results of operations for any interim period are not necessarily indicative of the results to be expected for any entire year.

RedCreek Communications, Inc.
Notes to Consolidated Financial Statements (Continued)
(Information relating to the nine months ended
September 30, 2000 and 2001 is unaudited)
--------------------------------------------------------------------------------

       Use of estimates

       The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported components of results of operations during the reporting period. Actual results could differ from those estimates.

       Principles of consolidation

       The consolidated financial statements include the accounts of RedCreek and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

       Foreign currency translation

       The functional currency of the Company's foreign subsidiaries is the local currency. Accordingly, the assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at average exchange rates for the period. Foreign currency translation adjustments if material, are included in accumulated other comprehensive income as a separate component of shareholders' deficit. Foreign currency transaction gain or losses are recorded in operating expenses and were not significant for the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2000 and 2001.

       Cash and cash equivalents

       The Company considers all highly liquid investments purchased with an original or remaining maturity at date of purchase of three months or less to be cash equivalents.

       Financial instruments

       The carrying amounts of the Company's financial instruments, which include cash and cash equivalents, accounts receivable, borrowings, notes payable and accounts payable approximate their fair values due to their short maturities and/or market-consistent interest rates.

       Concentrations of credit risk

       Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash, cash equivalents and accounts receivable. The Company deposits cash and cash equivalents with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the U.S. and Europe. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, does not require collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

RedCreek Communications, Inc.
Notes to Consolidated Financial Statements (Continued)
(Information relating to the nine months ended
September 30, 2000 and 2001 is unaudited)
--------------------------------------------------------------------------------

       One customer accounted for 79% of total revenues for the year ended December 31, 1999 and one customer accounted for 60% of total revenues for the year ended December 31, 2000. At December 31, 1999, one customer accounted for 87% of total accounts receivable. At December 31, 2000, two customers accounted for 35% and 28% of total accounts receivable.

       One customer accounted for 81% of total revenue for the nine months ended September 30, 2000 and one customer accounted for 60% of total revenue for the nine months ended September 30, 2001. At September 30, 2001, one customer accounted for 34% of total accounts receivable.

       Research and development expenses and capitalized software

       Expenditures incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred. Software development costs are capitalized after technological feasibility has been established. The period between achievement of technological feasibility, which the Company defines as the establishment of a working model, until the general availability of such software to customers, has historically been short. Accordingly, internal software development costs qualifying for capitalization have been insignificant and the Company has not capitalized any internal software development costs.

       Inventories

       The Company uses third-party contract manufacturers for raw materials kitting and product sub-assembly. Inventories are stated at the lower of cost or market using the first-in, first-out method ("FIFO").

       Property and equipment

       Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets (or, for leasehold improvements, over the remaining lease term or estimated useful life, whichever is shorter), generally three to five years. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are relieved from the accounts and the net gain or loss is included in determination of income.

       Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability.

       Long-lived assets

       The Company monitors events and changes in circumstances that could indicate the carrying amounts of long-lived assets, including intangible assets, which may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of the assets will be recovered through non-discounted expected future cash flows. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

RedCreek Communications, Inc.
Notes to Consolidated Financial Statements (Continued)
(Information relating to the nine months ended
September 30, 2000 and 2001 is unaudited)
--------------------------------------------------------------------------------

       Comprehensive loss

       Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income (loss), as defined, includes all changes in equity during a period from non-owner sources. To date, the Company has not had any material transactions that are required to be reported in comprehensive income (loss).

       Revenue recognition

       The Company's revenue is derived from primarily two sources: (i) product sales to distributors, resellers and end users and (ii) service and support revenue, derived primarily from providing maintenance and support services to end users.

       The Company generally recognizes revenue from product sales upon shipment if a signed agreement exists, the fee is fixed or determinable, collection of resulting receivables is reasonably assured and product returns are reasonably estimable. Reserves for product returns are provided for at the time of shipment and are based upon the Company's historical experience. Revenues from sales to the largest distributor are deferred at the time of shipment and recognized when the distributor has sold the product to its customers.

       Revenues from maintenance agreements are recognized ratably over the term of the agreement, generally one year.

       For contracts with multiple elements (e.g., products, maintenance and other services), the Company allocates revenue to each element based on objective evidence of its fair value, or for products not being sold separately, the price established by management. The Company recognizes revenue allocated to each element when the criteria for revenue set forth above are met.

       Warranty reserves

       The Company provides a limited warranty for its products. A provision for the estimated warranty cost is recorded at the time revenue is recognized based on the Company's historical experience.

       Advertising costs

       Advertising expenditures are expensed as incurred. The Company incurred advertising costs of $37,949 and $725,057 for the years ended December 31, 1999 and 2000, respectively, and $636,950 and $16,943 for the nine months ended September 30, 2000 and 2001, respectively.

RedCreek Communications, Inc.
Notes to Consolidated Financial Statements (Continued)
(Information relating to the nine months ended
September 30, 2000 and 2001 is unaudited)
--------------------------------------------------------------------------------

       Stock-based compensation

       RedCreek accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB No. 25," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. RedCreek accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services."

       Income taxes

       RedCreek accounts for income taxes using the liability method whereby deferred tax assets and liabilities are determined based on the difference between financial reporting and tax basis of assets and liabilities and measured at tax rates that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not the deferred tax assets will not be realized.

       Recent accounting pronouncements

       In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires recognition of all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. In 1999 the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities, Deferral of the Effective Date of SFAS 133," which amends SFAS 133 to defer its effective date to fiscal years beginning after June 15, 2000. Currently the Company does not hold derivative instruments or engage in hedging activities. As such, the implementation of this standard is not expected to have a significant impact on the Company's consolidated financial condition or results of operations.

       In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations." This standard eliminates the pooling-of-interests method of accounting for business combinations, except for qualifying business combinations that were initiated prior to July 1, 2001, and applies to all business combinations accounted for under the purchase method that are completed after June 30, 2001. As such, the implementation of this standard is not expected to have a significant impact on the Company's consolidated financial condition or results of operations.

RedCreek Communications, Inc.
Notes to Consolidated Financial Statements (Continued)
(Information relating to the nine months ended
September 30, 2000 and 2001 is unaudited)
--------------------------------------------------------------------------------

       In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets." This standard eliminates the amortization of goodwill and requires goodwill to be reviewed at least annually for impairment, the useful lives of previously recognized intangible assets to be reassessed and the remaining amortization periods to be adjusted accordingly. This standard is effective for fiscal years beginning after December 15, 2001. The implementation of this standard is not expected to have a significant impact on the Company's consolidated financial condition or results of operations.

       In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets," which supercedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001 as well as interim periods within those fiscal years. The Company is currently reviewing this statement to determine its effect on its Company's consolidated financial position and results of operation.

4.     Acquisition of Internet Dynamic, Inc.

       On December 4, 2000, the Company acquired all outstanding shares of Preferred Stock Series D of Internet Dynamics, Inc. ("IDI") in exchange for 1,000,000 shares of the Company's common stock valued at $0.35 per share. All other outstanding shares, options and warrants of IDI were cancelled and retired without consideration. The Company incurred expenses in connection with the acquisition of approximately $620,000, resulting in an aggregate purchase consideration of approximately $970,000. The acquisition has been accounted for under the purchase method of accounting. The purchase price was allocated among the identifiable tangible assets, intangible assets and assumed liabilities based on the fair value of the assets and liabilities. Acquired workforce, principally represented by IDI's engineering and sales staff, was valued using expected replacement cost. The allocation to acquired workforce totaled $0.3 million, which is being amortized over its estimated life of four years. The allocation to acquired technology and goodwill totaled $1.5 million and is being amortized over its estimated life of five years. Amortization of intangible assets amounted to $30,587 and $183,522 for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively.

       The operating results of IDI have been included in the consolidated financial statements since the date of the acquisition.

RedCreek Communications, Inc.
Notes to Consolidated Financial Statements (Continued)
(Information relating to the nine months ended
September 30, 2000 and 2001 is unaudited)
--------------------------------------------------------------------------------

       In May 2001, the Company abandoned all efforts based on the IDI-technology and the five acquired employees either resigned or were terminated. As a result, the Company determined that the acquired workforce and technology, and goodwill derived from the acquisition were impaired and recorded a $1.5 million impairment charge in the nine months ended September 30, 2001.

5.     Accounts Receivable Factoring

       In October 1999 the Company entered into a one year accounts receivable purchase agreement with its principal bank. The agreement had an interest rate of 15%. Fees incurred in connection with this agreement in 1999 and 2000 were $10,547 and $6,491, respectively, and $6,491 for the nine months ended September 30, 2000 and were recognized in general and administrative expense.

6.     Balance Sheet Components

       Inventories

                                     December 31,           September 30,
                                 1999          2000              2001
                            ------------   -------------   ---------------
                                                             (unaudited)

       Raw materials        $   498,744    $    306,563    $      151,025
       Work in process          325,784         709,860           303,627
       Finished goods           137,755         406,458           155,699
                            ------------   -------------   ---------------

                            $   962,283    $  1,422,881    $      610,351
                            ============   =============   ===============


       Prepaid expenses and other current assets


                                                December 31,            September 30,
                                           1999             2000            2001
                                      ---------------  --------------  ---------------
                                                                        (unaudited)
       Prepaid insurance              $        7,001   $       20,571  $       63,491
       Prepaid trade show expenses            31,875           88,998               -
       Other prepaid expenses
         and other current assets            172,476          175,539         101,115
                                      ---------------  --------------  ---------------

                                      $      211,352   $      285,108  $      164,606
                                      ===============  ==============  ===============


RedCreek Communications, Inc.
Notes to Consolidated Financial Statements (Continued)
(Information relating to the nine months ended
September 30, 2000 and 2001 is unaudited)
--------------------------------------------------------------------------------

       Property and equipment

                                                 December 31,        September 30,
                                             1999         2000           2001
                                          ------------  -----------  --------------
                                                                       (unaudited)
       Equipment                          $   774,080   $  963,776   $     917,640
       Leasehold improvements                 285,421      285,421         289,460
       Software                               173,824      197,478         197,478
                                          ------------  -----------  --------------
                                            1,233,325    1,446,675       1,404,578
       Less:  Accumulated depreciation       (723,528)    (988,601)     (1,181,546)
                                          ------------  -----------  --------------

                                          $   509,797   $  458,074   $     223,032
                                          ============  ===========  ==============

       In 1999, the Company entered into a capital lease agreement for equipment. The cost of the equipment under the 1999 capital lease agreement is included in the consolidated balance sheet as property and equipment and was $131,120 at December 31, 1999 and 2000 and September 30, 2001. Accumulated amortization of the leased equipment at December 31, 1999 and 2000 and September 30, 2001 was $29,138, $72,844 and
       $105,624, respectively. Amortization of capital lease equipment is included in depreciation expense.

       Depreciation expense for the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2000 and 2001 was $430,269, $265,073, $196,456 and $204,557, respectively.

       Accrued liabilities

                                                December 31,         September 30,
                                             1999         2000           2001
                                          ----------   -----------   -------------
                                                                      (unaudited)
       Accrued payroll and benefits       $ 393,591    $  748,066    $     720,646
       Warranty accrual                     156,957       425,000          450,000
       Other                                230,797     1,141,126        1,087,986
                                          ---------    -----------   -------------

                                          $ 781,345    $ 2,314,192   $   2,258,632
                                          =========    ===========   =============

RedCreek Communications, Inc.
Notes to Consolidated Financial Statements (Continued)
(Information relating to the nine months ended
September 30, 2000 and 2001 is unaudited)
--------------------------------------------------------------------------------

7.     Borrowings and Notes Payable to Related Party

       In August and November 1999, the Company entered into securities purchase agreements whereby the Company issued convertible subordinated promissory notes of $1,500,000 and $2,500,000, respectively, as a bridge financing to the Company's next round of equity financing. The debt was collateralized by all of the Company's accounts receivable, inventories and equipment, subordinate to the Company's primary bank (see Note 5). The notes payable bore interest at 10% on the unpaid principal balance. All principal and accrued interest of $141,502, was converted into New Series B preferred stock at the closing of the preferred financing on February 25, 2000 at $1.00 per share.

       In addition, as part of the securities purchase agreement, 462,958 warrants to purchase common stock with an exercise price of $0.81 were issued in August 1999, and 1,249,993 warrants to purchase New Series B preferred stock with an exercise price of $1.00 were issued in November 1999. The warrants are immediately exercisable and expire in 2006. Estimated fair values of $247,220 and $823,745 were allocated to the common stock warrants and preferred stock warrants, respectively, using the Black-Scholes option pricing model. The value allocated to the warrants is being amortized to interest expense over the term of the notes and amounted to $515,594 and $555,371 for the years ended December 31, 1999 and 2000, respectively.

       In June 2000, the Company entered into an agreement, providing for a revolving credit line and an equipment credit line of $3.5 million and $1.5 million, respectively. The revolving credit line matured on June 20, 2001 and bore interest at a rate per annum equal to the Federal Fund Rate plus 4% (13.5% at December 31, 2000). The credit facility limited the borrowings under the revolving credit line to an amount between 70% and 80% of certain qualifying accounts receivable balances. Amounts borrowed under the equipment credit line were converted into a term loan on June 20, 2001. The term loan bears interest at a rate per annum equal to the Federal Fund Rate plus 4.25% and is to be repaid in monthly installments over a period of 24 months. At December 31, 2000, amounts owed under the agreement totaled $153,447. At September 30, 2001, amounts owed under the term loan totaled $387,291.

       The Company is subject to certain financial and nonfinancial covenants under this agreement and was not in compliance with certain financial covenants at December 31, 2000 and September 30, 2001. As a result all amounts outstanding under this agreement have been classified as current in the accompanying consolidated balance sheets.

RedCreek Communications, Inc.
Notes to Consolidated Financial Statements (Continued)
(Information relating to the nine months ended
September 30, 2000 and 2001 is unaudited)
--------------------------------------------------------------------------------

       In connection with the June 2000 credit facility, the Company issued a warrant to purchase 250,000 shares of its common stock for a price of $1.00 per share. The warrant is immediately exercisable and expires in June 2007. The fair value ascribed to the warrant amounted to $65,750 and represents a discount on the credit facility, which is being amortized to interest expenses over the term of the credit facility. Additional interest expense recorded in 2000 and the nine months ended September 30, 2000 and 2001 was $32,875, $16,438 and $32,875, respectively. The unamortized discount at December 31, 2000 and September 30, 2001 amounted to $32,750 and zero, respectively.

       In October 2000, the Company and one of its major investors entered into a nonconvertible, subordinated promissory note for $1.0 million, bearing interest at the prime rate plus 4%. In February 2001, the promissory note interest rate became 13% per annum. During the nine months ended September 30, 2001, the Company received additional funds from the same investor, renewing the promissory note and converting accrued interest totaling $644,980 into principal. The balance outstanding at September 30, 2001 in the amount of $12,231,980, including accrued interest of $62,000, matures on October 31, 2001, and bears interest at 13%.

       All the tangible and intangible assets of the Company are pledged as collateral for this agreement facility and the nonconvertible subordinated promissory note.

8.     Commitments

       The Company leased its office facility in Newark, California under a noncancelable operating lease expiring April 1, 2001. The future annual minimum lease payments at December 31, 2000 under the lease are $124,759 in 2001.

       Commencing October 1, 2001, the Company entered into a month-to-month cancelable operating lease agreement for its new headquarters in Fremont, California. This lease agreement provides for monthly rent payments of $27,176 and a cash deposit of $54,353.

       Rent expense for the years ended December 31, 1999 and 2000 was $456,895 and $463,172 and $301,464 and $531,267 for the nine months ended September 30, 2000 and 2001, respectively.

       Minimum lease payments at December 31, 2000 for the assets under capital lease are $340,028 in 2001 and $39,308 in 2002.

       The Company has entered into various license agreements whereby the Company is using certain licensed products in conjunction with its products. Future minimum payments under license agreements are $21,039 in 2001 and $16,296 in 2002.

       Other license agreements call for royalties to be paid at 1 % to 3% of net sales and require advance payments. Future annual minimum royalty commitments as of December 31, 2000 are $50,000 in 2001 and 2002.

RedCreek Communications, Inc.
Notes to Consolidated Financial Statements (Continued)
(Information relating to the nine months ended
September 30, 2000 and 2001 is unaudited)
--------------------------------------------------------------------------------

9.     Shareholders' Deficit

       Preferred stock

       On February 25, 2000, the Company approved a Plan of Recapitalization, combining every ten outstanding shares of common stock into one share of common stock and reclassifying every ten outstanding shares of Series A, Series B, Series C and Series D Preferred Stock into one share of Series A-1, Series A-2, Series A-3 and Series A-4 Preferred Stock ("New Series A Preferred Stock"), respectively.

       At December 31, 2000, the proceeds, terms and liquidation values of New Series A, B and C Preferred Stock are as follows:

                                             Net                           Issued and       Liquidation
Series                                    Proceeds        Authorized       Outstanding         Value
                                       ---------------- ---------------  ---------------- ----------------
New Series A, (originally issued
    in fiscal 1997 and 1998)               $30,491,371       1,387,100         1,384,156      $30,585,546
                                       ---------------- ---------------  ---------------- ----------------

Balances at
    December 31, 1999                       30,491,371       1,387,100         1,384,156       30,585,546

New Series B, issued
    February 25, 2000                       10,123,035      13,000,000        10,287,995       15,431,993

New Series C, issued
    November 21, 2000                        3,025,582       4,166,667         2,576,110        3,091,332
                                       ---------------- ---------------  ---------------- ----------------

Balances at December 31,
    2000 and September 30, 2001
    (unaudited)                            $43,639,988      18,553,767        14,248,261      $49,108,871
                                       ================ ===============  ================ ================

       Conversion rights

       Shares of New Series A, Series B and Series C Preferred Stock are convertible into shares of common stock at the option of the preferred stockholder, automatically upon a public offering of the Company's common stock at an aggregate offering price of not less than $15,000,000 and a price per share of not less than $10.00, or upon the written consent of the holders of a majority of the outstanding shares of that Series' preferred stock. The initial conversion rate is one share of common stock for one share of preferred stock for all series of preferred stock.

RedCreek Communications, Inc.
Notes to Consolidated Financial Statements (Continued)
(Information relating to the nine months ended
September 30, 2000 and 2001 is unaudited)
--------------------------------------------------------------------------------

       Dividend rights

       The holders of Series A-1, Series A-2, Series A-3, Series A-4, New Series B and Series C Preferred Stock are entitled to annual noncumulative dividends of $0.50 per share, $1.36 per share, $2.78 per share, $3.20 per share, $0.10 per share and $0.12 per share, respectively, in preference to any dividend payments to the common stockholders when, and if declared by the Company's Board of Directors. No dividends have been declared as of December 31, 2000 and September 30, 2001.

       Liquidation rights

       In the event of liquidation, merger or sale of essentially all of the assets of the Company, the holders of New Series B and Series C Preferred Stock have preference over the holders of New Series A Preferred Stock and common stock, in the amount of $1.50 and $1.20 per share, respectively, plus all declared but unpaid dividends. After payment has been made to the holders of the New Series B and Series C Preferred Stock, holders of Series A-4 Preferred Stock have preference over the holders of Series A-1, Series A-2, Series A-3 Preferred Stock and common stock, in the amount of $40.29 per Series A-4 share plus all declared but unpaid dividends. After payment has been made to the holders of Series A-4 Preferred Stock, Series A-1, Series A-2 and Series A-3 preferred stockholders have preference over common stock in the amount of $8.25 per Series A-1 share, $17.00 per Series A-2 share, and $34.72 per Series A-3 share plus all declared but unpaid dividends. The remaining assets of the Company shall be distributed on a pro rata basis to the holders of preferred and common stock; however, preferred stockholders shall not be entitled to any further distribution if at the time of distribution, liquidation preferences equal $16.50 per Series A-1 share, $34.00 per Series A-2 share, $69.44 per Series A-3 share, $80.58 per Series A-4 share, $3.00 per New Series B share and $2.40 per Series C share.

       Voting and other protective rights

       The holders of preferred stock voting as a class are entitled to elect one director. The holders of New Series A Preferred Stock and New Series B Preferred Stock, voting each as a separate class, are entitled to elect one director and two directors, respectively. The holders of common stock are entitled to elect two directors. The remaining directors are elected by the holders of preferred stock and common stock, voting together as a class. For all other matters, holders of common stock have one vote per share and holders of preferred stock have the number of votes equal to the number of shares of common stock into which the preferred stock is convertible. Holders of preferred stock are further entitled to certain protective rights and registration rights, as defined.

RedCreek Communications, Inc.
Notes to Consolidated Financial Statements (Continued)
(Information relating to the nine months ended
September 30, 2000 and 2001 is unaudited)
--------------------------------------------------------------------------------

       Warrants

       In January 1997, the Company issued warrants to purchase 11,094 shares of common stock with an exercise price of $0.80 per share in connection with the issuance of Series A-1 preferred stock. The warrants are immediately exercisable and expire in January 2002. In July 1997, the Company issued warrants to purchase 2,941 shares of Series A-2 preferred stock with an exercise price of $17.00 per share in connection with the issuance of Series A-2 preferred stock. The warrants are immediately exercisable and expire in July 2002. As part of the August 1999 and November 1999 securities purchase agreements (see Note 7) 462,958 warrants to purchase common stock with an exercise price of $0.81 were issued in August 1999, and 1,249,993 warrants to purchase Series A-2 preferred shares with an exercise price of $1.00 were issued in November 1999. The warrants are immediately exercisable and expire in 2006.

       None of the above warrants have been exercised as of December 31, 2000 or September 30, 2001.

       Common stock

       In July 1996, the Company issued 200,000 shares of common stock to its founders subject to rights to repurchase shares at original issue price upon termination of employment. In 1999 and 2000, the Company issued 2,500 and 186,800 shares of common stock, respectively, to non-employees. All shares were issued in exchange for services rendered to the Company and the related fair value was recorded as compensation expense in the period the services were provided.

       At December 31, 2000 the Company had reserved shares of its common stock for the following purposes:

       Preferred stock conversion                           14,387,100
       Common stock warrants outstanding                       474,052
       Preferred stock warrants outstanding                  1,249,993
                                                            ----------
                                                            16,111,145
                                                            ----------
       Stock option plans:
         Stock options outstanding                           5,141,670
         Stock options available for grant                   4,429,305
                                                            ----------
                                                             9,570,975
                                                            ----------

                                                            25,682,120
                                                            ==========

       Stock split

       On February 25, 2000 the Company effected a reverse ten-for-one common and preferred stock split. All references in the accompanying consolidated financial statements to the number of common and preferred shares have been restated to reflect the stock split.

RedCreek Communications, Inc.
Notes to Consolidated Financial Statements (Continued)
(Information relating to the nine months ended
September 30, 2000 and 2001 is unaudited)
--------------------------------------------------------------------------------

       Stock Option Plan

       In September 1996, the Company authorized the 1996-A Stock Option Plan (the "1996-A Plan") under which the Board of Directors may issue incentive stock options to employees and nonstatutory stock options to consultants and members of the Board of Directors. Under the 1996-A Plan, the Board of Directors may grant incentive or nonstatutory stock options at prices not less than 100% and 85%, respectively, of the fair market value of the Company's common stock, as determined by the Board of Directors, at the grant date. Options granted under the 1996-A Plan expire ten years from the grant date and vest over four years. Options granted through April 23, 1998 are immediately exercisable; only vested shares of options granted after April 23, 1998 are exercisable.

       In March 2000, the Company authorized the 2000 Executive Stock Option Plan (the "2000 Plan") under which the Board of Directors may issue incentive stock options and nonstatutory stock options to employees and members of the Board of Directors. Under the 2000 Plan, the Board of Directors may grant incentive or nonstatutory stock options at prices not less than 100% and 85%, respectively, of the fair market value of the Company's common stock, as determined by the Board of Directors, at the grant date. Options granted under the 2000 Plan are immediately exercisable and expire ten years from the grant date. Options outstanding or shares of common stock derived from early exercised options vest over four years.

RedCreek Communications, Inc.
Notes to Consolidated Financial Statements (Continued)
(Information relating to the nine months ended
September 30, 2000 and 2001 is unaudited)
--------------------------------------------------------------------------------

       Activity under the Plans is set forth below:

                                                                                     Weighted
                                                                                     Average
                                                                  Outstanding        Exercise
                                                                    Options           Price
                                                                  -----------        --------
       Options outstanding at December 31, 1998                      338,427         $   7.40

       Granted                                                       177,979         $   9.17
       Exercised                                                      (7,571)        $   1.90
       Expired and canceled                                         (153,597)        $   7.92
                                                                  -----------

       Options outstanding at December 31, 1999                      355,238         $   8.69

       Granted                                                     6,588,719         $   0.28
       Exercised                                                    (886,220)        $   0.27
       Expired and canceled                                         (916,067)        $   1.31
                                                                  -----------

       Options outstanding at December 31, 2000                    5,141,670         $   0.68

       Granted                                                     2,446,496         $   0.35
       Exercised                                                     (78,799)        $   0.28
       Expired and canceled                                       (1,350,405)        $   0.42
                                                                  -----------

       Options outstanding at September 30, 2001 (unaudited)       6,158,962         $   0.62
                                                                  ===========

RedCreek Communications, Inc.
Notes to Consolidated Financial Statements (Continued)
(Information relating to the nine months ended
September 30, 2000 and 2001 is unaudited)
--------------------------------------------------------------------------------

       The following table summarizes the status of the Company's stock options outstanding and exercisable at December 31, 2000:


                                   Options Outstanding                          Options Exercisable
                   ----------------------------------------------------  ----------------------------------
                                        Weighted
                                         Average          Weighted                            Weighted
    Range of                            Remaining          Average                             Average
    Exercise           Number          Contractual        Exercise           Number           Exercise
     Prices          Outstanding      Life (Years)          Price          Exercisable          Price
-----------------  ----------------  ----------------  ----------------  ----------------  ----------------
   $   0.25              3,158,027         9.2            $   0.25               941,365     $   0.25
   $   0.35              1,739,383         9.8            $   0.35                11,000     $   0.35
   $   0.80                 51,608         6.0            $   0.80                51,519     $   0.80
   $   1.60                  9,555         4.2            $   1.60                 9,238     $   1.60
   $   5.00                 96,148         8.6            $   5.00                46,531     $   5.00
   $   8.50                  5,515         7.2            $   8.50                 3,790     $   8.50
   $  10.00                    750         7.3            $  10.00                   500     $  10.00
   $  15.00                 18,949         7.6            $  15.00                11,835     $  15.00
   $  20.00                 61,735         8.0            $  20.00                32,403     $  20.00
                   ----------------                                      ----------------

                         5,141,670         9.3            $   0.68             1,108,181     $   1.26
                   ================                                      ================

       At December 31, 1999, there were 132,760 options exercisable at a weighted average price of $5.43.

       At December 31, 1999 and 2000, 14,022 and 301,415 shares of common stock issued under the Plans were subject to the Company's rights of repurchase.

       The Company accounts for its stock option plans under APB 25, under which no compensation cost has been recognized. The impact on the Company's net losses in 1999 and 2000 would have been immaterial had compensation cost for these plans been determined consistent with SFAS 123.

       The weighted average fair value of stock options granted in 1999 and 2000 was $1.74 and $0.06, respectively. The weighted average fair value of stock options granted in the nine months ended September 30, 2000 and 2001 was $0.06 and $0.06, respectively.

       The fair value of each option grant was estimated on the date of grant using the minimum fair value method with the following weighted average assumptions:

RedCreek Communications, Inc.
Notes to Consolidated Financial Statements (Continued)
(Information relating to the nine months ended
September 30, 2000 and 2001 is unaudited)
--------------------------------------------------------------------------------

                                                                         Nine Months
                                                                           Ended
                                       Year Ended December 31,          September 30,
                                        1999              2000              2001
                                   ---------------   ---------------  ------------------
                                                                         (unaudited)
Expected life (in years)                4.0               4.0                4.0
Risk-free interest rate                 5.3%              6.3%               5.0%
Dividends                                0%                0%                 0%

       The weighted average expected life was calculated based on the vesting period and the expected exercise behavior of the optionees. The risk-free interest rate was calculated in accordance with the grant date and expected life calculated for the options granted.

10.    401(k) Plan

       In December 1996, the Company's Board of Directors approved the RedCreek Communications, Inc. 401 (k) Plan. Under this plan, participating employees may elect to contribute up to 20% of their cash compensation, subject to certain limitations. The Company may make contributions to the plan at the discretion of the Board of Directors. No contributions had been made by the Company as of December 31, 2000 and September 30, 2001. All employee contributions are 100% vested.

11.    Income Taxes

       The components of the net deferred tax asset were as follows:

                                                                                    December 31,
                                                                               1999              2000
                                                                          ----------------  ---------------
Net operating loss carryforwards                                          $     7,932,000   $   12,964,000
Capitalized engineering, research and development                               4,362,000        4,769,000
Tax credit carryforwards                                                          943,000          975,000
Accruals and other                                                                496,000          525,000
                                                                          ----------------  ---------------
                                                                               13,733,000       19,233,000
Less:  Valuation allowance                                                    (13,733,000)     (19,233,000)
                                                                          ----------------  ---------------

Net deferred tax asset                                                    $             -   $            -
                                                                          ================  ===============

       Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has recorded a valuation allowance against its net deferred tax assets.

RedCreek Communications, Inc.
Notes to Consolidated Financial Statements (Continued)
(Information relating to the nine months ended
September 30, 2000 and 2001 is unaudited)
--------------------------------------------------------------------------------

       At December 31, 2000, the Company had federal and state net operating loss carryforwards of approximately $34,951,000 and $18,531,000, respectively, which expire between 2003 and 2020.

       The future utilization of the Company's net operating loss and tax credit carryforwards may be subject to certain limitations, in the event of an "ownership" change, as defined under the Tax Code.

12.    Related Party

       In May 2000, the Company granted full recourse promissory notes totaling $146,000 to Company executives in order to exercise their stock option grants. The promissory notes accrue interest at 7% per annum and mature in May 2005.

       The Company paid consulting fees of $122,500 and issued 91,058 shares of common stock to a related party for marketing consulting services. Total expense recognized under the agreement was $154,371 for the year ended December 31, 2000.

13.    Subsequent Events (Unaudited)

       Debt extinguishment

       In August 2001, the Company negotiated a settlement for the capital lease obligations acquired with IDI. The difference between the remaining contractual lease payments and the settlement amount totaled $217,478 and has been recognized as an extraordinary gain.

       During August and September 2001, the Company negotiated reduced settlement of accounts payable debts owed to various creditors. The difference between the accounts payable balances and the amounts paid to extinguish those accounts totaled $1,111,316 and has been recorded as an extraordinary gain.

       In September 2001, promissory notes receivable from Company executives were cancelled. The principal of $146,000 and accrued interest of $6,482 were recognized as compensation expense in the period ended September 30, 2001.

       Acquisition by SonicWALL, Inc.

       In October 2001, certain assets and liabilities of the Company were acquired by SonicWALL, Inc. for total purchase consideration of $15.3 million in cash, transaction costs and options to acquire 206,500 shares of SonicWALL, Inc's common stock.